Exhibit 4.5
                                 TRUST AGREEMENT

         THIS TRUST AGREEMENT is made as of January 24, 1997, by and between Southern Company Capital Funding, Inc., a Delaware corporation, as Depositor (the "Depositor"), and Bankers Trust (Delaware), duly organized and existing in the State of Delaware, as Trustee (the "Trustee"). The Depositor and the Trustee hereby agree as follows:

         1. The trust created hereby shall be known as "Southern Company Capital Trust I", in which name the Trustee, or the Depositor to the extent provided herein, may conduct the business of the Trust, make and execute contracts, and sue and be sued.

         2. The Depositor hereby assigns, transfers, conveys and sets over to the Trustee the sum of $10. The Trustee hereby acknowledges receipt of such amount in trust from the Depositor, which amount shall constitute the initial trust estate. The Trustee hereby declares that it will hold the trust estate in trust for the Depositor. It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. ss. 3801, et seq. (the "Business Trust Act"), and that this document constitute the governing instrument of the Trust. The Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State substantially in the form attached hereto or in such other form as the Trustee may approve.

         3. The Depositor and the Trustee and certain other parties will enter into an amended and restated Trust Agreement satisfactory to each such party and having substantially the terms described in the Offering Memorandum (as defined below), to provide for the contemplated operation of the Trust created hereby and the issuance of the Capital Securities and Common Securities referred to therein. Prior to the execution and delivery of such amended and restated Trust Agreement, the Trustee shall not have any duty or obligation hereunder or with respect of the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise. However, notwithstanding the foregoing, the Trustee may take all actions deemed proper as are necessary to effect the transactions contemplated herein.

         4. The Depositor and the Trustee hereby authorize and direct the Depositor, as the sponsor of the Trust, (i) to prepare and distribute one or more offering memoranda on behalf of the Trust, including any necessary or desirable supplements or amendments thereto (the "Offering Memorandum"), relating to the Capital Securities and Common Securities of the Trust and certain other securities; (ii) to file and execute on behalf of the Trust such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as shall be necessary or desirable to register the Capital Securities under, or to obtain for the Capital Securities an exemption from, the securities or "Blue Sky" laws of such jurisdictions as the Depositor, on behalf of the Trust, may deem necessary or desirable; (iii) to execute, deliver and perform on behalf of the Trust an underwriting or purchase agreement with the Depositor and the underwriter or underwriters or purchaser or purchasers of the Capital Securities of the Trust and (iv) to execute on behalf of the Trust any and all documents, papers and instruments as may be desirable in connection with any of the foregoing. The Trustee further hereby ratifies and approves all actions having previously been taken with respect to the foregoing. In the event that any filing or distribution referred to in clause (i) or (ii) above is required by the rules and regulations of any applicable governmental agency, self-regulatory organization or other person or organization to be executed on behalf of the Trust by the Trustee, Bankers Trust (Delaware), in its capacity as Trustee of the Trust, is hereby authorized and directed to join in any such filing and to execute on behalf of the Trust any and all of the foregoing, it being understood that Bankers Trust (Delaware) in its capacity as Trustee of the Trust shall not be required to join in any such filing or execute on behalf of the Trust any such document unless required by such rules and regulations.

         5. This Trust Agreement may be executed in one or more counterparts.

         6. The number of Trustees initially shall be one (1) and thereafter the number of Trustees shall be such number as shall be fixed from time to time by a written instrument signed by the Depositor which may increase or decrease the number of Trustees; provided, however, that to the extent required by the Business Trust Act, one Trustee shall either be a natural person who is a resident of the State of Delaware or, if not a natural person, an entity which has its principal place of business in the State of Delaware. Subject to the foregoing the Depositor is entitled to appoint or remove without cause any Trustee at any time. Any Trustee may resign upon thirty days' prior notice to the Depositor.

     7. This Trust Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware.


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         IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed as of the day and year first above written.

                                  SOUTHERN COMPANY CAPITAL FUNDING, INC.,
                                  as Depositor

                                  By:
                                           Name:    Richard Childs
                                           Title:   Assistant Secretary


                                   BANKERS TRUST (DELAWARE),
                                   as Trustee


                                    By:
                                             Name:    M. Lisa Wilkins
                                             Title:   Assistant Secretary